Exhibit 99.1

Vertical Computer Systems, Inc. Adopts Shareholder Rights Plan

Richardson, TX – June 14, 2010 (PRNewswire)– Vertical Computer Systems, Inc. (OTCBB: VCSY) (www.vcsy.com) today announced that its Board of Directors declared a dividend, payable to stockholders of record on June 21, 2010, of one right for each outstanding share of Common Stock of the Company, par value $0.00001 per share, to purchase 1/10,000th of a share of Series A-1 Preferred Stock, par value $0.001 per share, of the Company, at an initial price of $30.00 per share.  In connection therewith, the Company entered into a Rights Agreement, dated June 9, 2010, with Olde Monmouth Stock Transfer Co., Inc. as Rights Agent.

For more information, a summary of the rights to purchase Series A-1 Preferred Stock will be available in the Company’s Form 8-K filing, to be made soon after this press release is issued.

Forward looking statements disclosure:  This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals are forward-looking statements. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

About Vertical Computer Systems, Inc.:  Vertical Computer Systems, Inc. (OTCBB: VCSY) is a provider of administrative software, Internet core technologies, and derivative software application products through its distribution network. VCSY's main administrative software product is emPath®, which is developed and distributed by NOW Solutions, Inc., the Company's wholly-owned subsidiary. emPath® is a payroll and human resources software application, which consists of a fully secure web based HRMS suite as well as a Software-as-a-Service (SaaS) solution. VCSY's primary Internet core technologies include SiteFlash™, ResponseFlash™, NewsFlash™, and the Emily XML Scripting Language, which can be used to build web services. Information on VCSY and its products can be obtained on the World Wide Web at www.vcsy.com.

Vertical Computer Systems, Inc.
(972) 437-5200
PRinfo@vcsy.com

SOURCE: Vertical Computer Systems, Inc.